Exhibit 99.1

News Release
For release: Immediately
Berkshire Hathaway to Acquire Lubrizol for $135 per Share
in an All-Cash Transaction
•	28 percent premium represents compelling value for all Lubrizol stakeholders

•	Advances Lubrizol’s focus on long-term customer needs

•	Lubrizol headquarters to remain in Wickliffe, Ohio
OMAHA, NE / CLEVELAND, OH, March 14, 2011 — Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) and The Lubrizol Corporation (NYSE: LZ) today announced a definitive agreement for Berkshire Hathaway to acquire 100% of outstanding Lubrizol shares for $135 per share in an all-cash transaction. The transaction, which was unanimously approved by the board of directors of each company, is valued at approximately $9.7 billion, including approximately $0.7 billion in net debt, making it one of the largest acquisitions in Berkshire Hathaway history. This price represents a 28 percent premium over Lubrizol’s closing price on Friday, March 11, 2011, and is also 18 percent higher than Lubrizol’s all-time high share closing price.
“Lubrizol is exactly the sort of company with which we love to partner — the global leader in several market applications run by a talented CEO, James Hambrick,” said Warren Buffett, Berkshire Hathaway chief executive officer. “Our only instruction to James — just keep doing for us what you have done so successfully for your shareholders.”
James Hambrick, Lubrizol chairman, president and chief executive officer, said, “This transaction provides compelling value to our shareholders and is a clear endorsement of the growth and diversification success Lubrizol has achieved. We are very excited to have the opportunity to become part of the Berkshire Hathaway family. We believe its philosophy of supporting long-term global investments in technology, assets and employees will enhance execution of our growth strategies. Such a long-term commitment is more important than ever in today’s global economy to deliver true market-leading products and services for our customers.”
The transaction is subject to the approval of Lubrizol’s shareholders and the satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino Antitrust Improvements Act and applicable non-U.S. merger control regulations. Berkshire Hathaway and Lubrizol expect the transaction to be completed during the third quarter of 2011.

After the close of the transaction, Lubrizol will operate as a subsidiary of Berkshire Hathaway and will continue to provide innovative technology, outstanding service and superior global supply chain support to its customers. Lubrizol will remain located at its Wickliffe, Ohio, headquarters and will continue to be led by its current management team.
Citi and Evercore Partners are acting as financial advisors to Lubrizol, and Lubrizol’s legal counsel is Jones Day. Berkshire Hathaway’s transaction counsel is Munger, Tolles & Olson LLP.
About Berkshire Hathaway
Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Berkshire’s common stock is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,900 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission; and uncertainties associated with the proposed acquisition of Lubrizol by Berkshire Hathaway, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The forward-looking statements contained herein represent the companies’ judgment as of the date of this release and they caution readers not to place undue reliance on such statements. Berkshire and Lubrizol assume no obligations to update the forward-looking statements contained in this release.
Participants in Solicitation
Lubrizol and its directors and officers may be deemed to be participants in the solicitation of proxies from Lubrizol’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed transaction. Information about Lubrizol’s directors and executive officers and their ownership of Lubrizol’s common stock is set forth in the proxy statement for Lubrizol’s Annual Meeting of shareholders, which was filed with the SEC on March 17, 2010. Shareholders may obtain additional information regarding the interests of Lubrizol and its directors and executive officers in the proposed transaction, which may be different than those of Lubrizol’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.
Additional Information
In connection with the proposed transaction, Lubrizol will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND LUBRIZOL. You will be able to obtain the proxy statement, as well as other filings containing information about Lubrizol, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by Lubrizol with the SEC can also be obtained, free of charge, by directing a request to The Lubrizol Corporation, 29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298, attention: Mark Sutherland, or by calling Mark Sutherland at (440) 347-1206.
Berkshire Hathaway Contact:
Financial/Investor Contact
Marc D. Hamburg
402/346-1400

Lubrizol Contacts:

Financial/Investor Contact	Media Contact

Mark Sutherland	Julie Young
440/347-1206	440/347-4432
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